Exhibit 23.2

                        Consent of Independent Auditors

The Board of Directors
Digital Descriptor Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 333-3420) on Form S-8, of Digital Descriptor Systems, Inc. of our report dated March 12, 1997, relating to the balance sheets of Digital Descriptor Systems, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the two year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Digital Descriptor Systems, Inc.

Our report dated March 12, 1997 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and anticipates that it will require additional financing in 1997, which may not be readily available, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                              /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 26, 1997